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                                       12 October 1999


CompleTel Europe N.V.
Drentestraat 24
1083 HK AMSTERDAM
The Netherlands


Ladies and Gentlemen:


We have acted as legal counsel in the Netherlands to CompleTel Europe N.V., a Netherlands company (the "Issuer"), in connection with the filing by the Issuer under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") with the United States Securities and Exchange Commission. Pursuant to the Registration Statement, up to U.S. $147,500,000 aggregate principal amount of the Issuer's outstanding 14% Senior Discount Notes due 2009 (the "Outstanding Notes") are exchangeable for up to a like principal amount of the Issuer's 14% Series B Senior Discount Notes due 2009 (the "Exchange Notes"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an indenture (the "Indenture") dated as of February 16, 1999 between the Issuer and U.S. Bank Trust National Association, as trustee, registrar, paying agent and transfer agent.

For the purposes of this opinion we have examined and relied on the following documents:

(a) a copy of the Registration Statement;

(b) a photocopy of the deed of incorporation (in Dutch: "akte van oprichting") of the Issuer dated 14 December 1998, stating that the statement of no objection from the Minister of Justice in the Netherlands has been obtained on 8 December 1998 with number N.V.1.055.197;

(c) a photocopy of the articles of association (in Dutch: "statuten") of the Issuer as last amended on 21 April 1999, stating that the statement of no objection from the Minister of Justice has been obtained on 1 April 1999 with number N.V. 1.055.197;

(d) a copy of an extract dated 12 October 1999 (the "Issuer Extract") from the Commercial Register of the Chamber of Commerce and Industry at Amsterdam, relating to the Issuer;

(e) a photocopy of the Indenture;

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(f) a photocopy of a registration rights agreement dated as of 16 February
    1999 between the Issuer and the Initial Purchasers as therein defined;

(g) a Company Certificate signed by James E. Dovey as Chief Executive Officer of CompleTel LLC and attorney in fact of the Issuer, as to certain factual matters, attached hereto as Annex 1 (the "Company Certificate");

and such other documents and such treaties, laws, rules, regulations, and the like, as we have deemed necessary as a basis for the opinions hereinafter expressed.

The documents referred to under (e) and (f) above shall hereinafter collectively be referred to as the "Agreements".

We have assumed (i) the genuineness of all signatures, (ii) the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals, (iii) the conformity to the originals of all documents submitted to us as copies, and (iv) that the contents of the Issuer Extract and Company Certificate are true and complete as of the date hereof.

Based on the foregoing and subject to any factual matters or documents not disclosed to us in the course of our investigation, and subject to the qualifications and limitations stated hereafter, we are of the opinion that:

    1. The Issuer has been duly incorporated and is validly existing as a "naamloze vennootschap" (company with limited liability) under the laws of the Netherlands.

    2. The Exchange Notes, to be exchanged for the Outstanding Notes as contemplated in the Registration Statement when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, will constitute the legal, valid, binding and enforceable obligations of the Issuer, except that enforcement thereof may be limited by bankruptcy, insolvency (including without limitation, all laws relating to fraudulent transfer), reorganization, moratorium and other similar laws relating to or affecting enforcement of creditors rights generally.

    3. The choice of New York law as the law governing the Exchange Notes is valid and binding under the laws of the Netherlands, except (i) to the extent that any term of the Agreements or any provision of New York law applicable to the Agreements is manifestly incompatible with the public policy (ordre public) of the Netherlands, and except (ii) that a Dutch court may give effect to mandatory rules of the laws of another jurisdiction with which the situation has a close connection, if and insofar as, under the laws of that other jurisdiction those rules must be applied, whatever the chosen law. However, in our opinion, (i) there is nothing in Dutch law which would render any term of the Agreements manifestly incompatible with the public policy (ordre public) of the

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        Netherlands, and (ii) no such mandatory rules of Dutch law are applicable to the Agreements, except that to the extent that issues would involve the corporate organisation of the Issuer, the courts of the Netherlands will apply Netherlands law as mandatorily applicable to such issues, regardless the chosen law applicable to the Agreements.

In rendering the opinions expressed herein, we have, with your approval, relied without independent investigation as to all matters governed by or involving conclusions under the federal law of the United States of America and the law of the State of New York, upon the opinion (including the qualifications, assumptions and limitations expressed therein) of Holme Roberts & Owen LLP, United States special counsel to the Issuer, of even date herewith.

In addition to the other assumptions and qualifications contained herein, this opinion letter is further subject to the following qualification:

        Since there is no treaty between the United States and the Netherlands providing for the reciprocal recognition and enforcement of judgements, United States judgments are not enforceable in the Netherlands. However, a final judgement for the payment of money obtained in a United States court, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld by a Netherlands court of competent jurisdiction when asked to render a judgment in accordance with such final judgment by a United States court, without substantive re-examination or relitigation on the merits of the subject matter thereof, provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature and that its content and possible enforcement are not contrary to public policy or public order of the Netherlands.

We express no opinion on any law other than the law of the Netherlands as it currently stands and has been interpreted in published case law of the courts of the Netherlands as per the date hereof. We express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or other regulations of general application).

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information, or any other document examined in connection with this opinion except as expressly confirmed herein.

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We hereby consent to the use of this opinion as Exhibit 5.1 to the
Registration Statement and the use of our name under the caption "Legal Matters" contained in the prospectus which is included in the Registration Statement.


Yours sincerely,

    /s/ Derk Lemstra

STIBBE SIMONT MONAHAN DUHOT